Exhibit 5.1

780 North Water Street Milwaukee, WI 53202-3590 TEL 414-273-3500 Fax 414-273-5198 www.gklaw.com

January 24, 2007

School Specialty, Inc.

W6316 Design Drive

Greenville, Wisconsin  54942

Ladies and Gentlemen:

We have acted as special securities counsel to School Specialty, Inc., a Wisconsin corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) on the date hereof with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, to register (i) $200,000,000 aggregate principal amount at maturity of 3.75% Convertible Subordinated Debentures due 2026 (collectively, the “Debentures”) issued by the Company on November 22, 2006, and (ii) the Company’s common stock, $.001 par value per share, issuable upon conversion of the Debentures (the “Shares”) pursuant to an Indenture (the “Indenture”), dated as of November 22, 2006, by and between the Company and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”).  The Company issued the Debentures pursuant to a Purchase Agreement, dated as of November 16, 2006, by and between the Company and Banc of America Securities LLC.  The Debentures and the Shares are to be offered and sold by certain securityholders of the Company from time to time as set forth in the Registration Statement, the Prospectus contained therein (the “Prospectus”), and any amendments or supplements thereto.

In such capacity, we have examined:  (i) the Indenture; (ii) the Registration Statement; (iii) the Company’s Articles of Incorporation and By-laws; (iv) the Resale Registration Rights Agreement (the “Registration Rights Agreement”), dated as of November 22, 2006, by and between the Company and Banc of America Securities LLC, as representative of the initial purchasers (the “Representative”); (v) certain resolutions of the Company’s Board of Directions; and (vi) and such other records and documents as we deemed necessary or advisable for purposes of this opinion.

In rendering an opinion on the matters set forth below, we have assumed:  (i) the due authorization, execution and delivery of the Registration Rights Agreement by the Representative and the enforceability of the Registration Rights Agreement against the Representative; (ii) the due authorization, execution and delivery of the Indenture by the Trustee and the enforceability of the Indenture against the Trustee; (iii) the conformity of the Debentures to the executed and authenticated Debentures originally delivered to the Trustee; and (iv) the genuineness of all signatures, the authenticity of all documents submitted to us as originals and

School Specialty, Inc.

January 24, 2007

the conformity to the originals of all documents submitted to us as certified, telecopied or photostatic copies or as exhibits.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that:

1.

The Debentures have been duly authorized and are valid and binding obligations of the Company, enforceable in accordance with their terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws affecting creditors’ rights generally, and equitable principles, whether raised in an action at law or in equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing.  In applying such principles, a court, among other things, may not allow the Trustee to take action based upon the occurrence of a default deemed immaterial, and we assume that the Trustee will at all times act in good faith, in a commercially reasonable manner and in compliance with all laws and regulations.

2.

The Shares, upon issuance pursuant to conversion of the Debentures as provided in the Indenture, will be duly authorized, validly issued and non-assessable (except to the extent provided under former Section 180.0622(2)(b) and predecessor and successor statutes and judicial interpretations thereof with respect to obligations incurred by the Company prior to June 14, 2006), and the issuance of such Shares will not be subject to any preemptive or similar rights.

The foregoing opinions are limited to the laws of the United States, the State of Wisconsin, and, with respect to paragraph 1, the State of New York, and we express no opinion with respect to any other laws.  Our opinions are also subject to the following exceptions, limitations and qualifications: (i) the effect of applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws relating to or affecting creditors’ rights and remedies; (ii) the effect of general principles of equity, whether raised in an action at law or in equity (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; (iii) we express no opinion concerning the enforceability of provisions providing for indemnification, exculpation or contribution; (iv) we express no opinion concerning the enforceability of the waiver of rights or defenses contained in Section 6.12 of the Indenture; (v) the unenforceability of any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; and (vi) the enforceability of provisions imposing penalties or an increase in interest rate upon the occurrence of certain events may be limited in certain circumstances.

School Specialty, Inc.

January 24, 2007

We have not been requested to express and do not render any opinion as to the applicability to the obligations of the Company under the Indenture and the Debentures of Section 548 of the United States Bankruptcy Code or applicable state law (including, without limitation, Article 10 of the New York Debtor and Creditor Law) relating to fraudulent transfers and obligations.

To the extent our opinions relate to the enforceability of the choice of New York law and choice of New York forum provisions of the Indenture and the Debentures (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum), our opinion is rendered in reliance upon N.Y. Gen. Oblig. Law §§ 5-1401, 5-1402 (McKinney 2001) and N.Y. C.P.L.R. 327(b) (McKinney 2001) and is subject to the qualification that such enforceability may be limited by public policy considerations of any jurisdiction, other than the courts of the State of New York, in which enforcement of such provisions, or of a judgment upon an agreement containing such provisions, is sought.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the related prospectus under the caption “Legal Matters” with respect to the matters stated therein.  In giving such consent, we do not admit that we are in the category of persons from whom consent is required under Section 7 of the Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.

Offices in Milwaukee, Madison, Waukesha, Green Bay and Appleton, WI; Washington, DC; and Shanghai, PRC

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